Exhibit 3(i).6

                                     AMENDED

                           CERTIFICATE OF DESIGNATION
                                       OF
                     SERIES H 8% CONVERTIBLE PREFERRED STOCK
                                       OF
                                  EQUITEX, INC

                            (A DELAWARE CORPORATION)
   _________________________________________________________________________

     Equitex, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"):

     DOES HEREBY CERTIFY:

     1. No shares of the Series H 8% Convertible Preferred Stock of Equitex, Inc. have been issued or are outstanding

     2. The following resolution has been adopted by the board of directors of the Company in accordance with Section 151(g)of the Delaware General Corporation Law for the purpose of amending the Company's Certificate of Designation, Preferences and Rights of Series H 8% Convertible Preferred Stock, as amended to date. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Certificate of Designation, Preferences and Rights of Series H 8% Convertible Preferred Stock be amended by replacing Article I, Section (c) of the Company's Certificate of Designation, Preferences and Rights of Series H 8% Convertible Preferred Stock with the following:

     (c) "CONVERSION DATE" means July 19, 2001 or, at the option of the Corporation, a date earlier than July 19, 2001, provided that the Corporation has received subscriptions for at least 3,000 shares of Series H Preferred Stock.

     IN WITNESS WHEREOF, Equitex Inc. has caused this certificate to be signed by its duly authorized officer this the 18th day of July 2001.

                                       EQUITEX, INC.


                                       By:    /s/ Thomas B. Olson
                                       Name:  Thomas B. Olson
                                       Title: Secretary